EXHIBIT 99.1

International Energy Launches  ‘Algae to Oil’ Initiatives.

Unlike food crops or cellulosic materials, algae produce oil naturally and can be processed to make biofuel, the renewable equivalent of petroleum, and refined to make gasoline, diesel and jet fuel.

Vancouver, BC – November 5, 2007 – Pursuant to a recently signed collaborative research agreement, International Energy, Inc. (OTCBB: IENI) is pleased to announce that it has launched its “algae to oil” research and development initiatives.

International Energy is working to develop advanced biotechnology protocols for enhanced growth and biofuel productivity based entirely on the photosynthesis of algae, which have the unique capability of taking a waste (zero-energy) form of carbon (CO2) and converting it into a high-density liquid form of energy (natural oil). As a result, algae have emerged as one of the most promising sources for biofuel production.

In contrast to food crops or cellulosic materials, certain algae produce and accumulate oil naturally and can, in the process, clean up waste by absorbing and utilizing nitrogen oxides and carbon dioxide, aiding in carbon sequestration and the mitigation of climate change.

International Energy employs proprietary microalgae that naturally photosynthesize carbon dioxide (CO2) and water (H2O) to liquid hydrocarbons, and accumulate up to 30% of their biomass in the form of biofuels, the renewable equivalent of petroleum.

Hydrocarbons produced from the photosynthesis of unicellular algae offer advantages in the production, storage, and utilization of renewable biofuels, as they can be harvested easily, stored in liquid form and do not require special containment systems. Additionally, the process of industrial scale algae growth in photo-bioreactors is non-toxic, non-polluting, can be scaled up and offers a renewable energy supply.

“With the capacity to produce oil naturally and needing little more than sunlight and carbon dioxide to flourish, algae may well be the antidote to depleting fossil oil reserves and growing concerns about increased levels of atmospheric carbon dioxide,” states Mr. Harmel S. Rayat, a director of International Energy.

Mr. Rayat continues, “Algal biofuel production may also be what’s needed to meet President Bush’s goal of replacing 20 percent of US gasoline consumption by 2017, mostly by producing 35 billion gallons of renewable fuels. Compared to an acre of corn, which can generate around 300 gallons of ethanol each year, an acre of algae has been estimated to produce upwards of 5,000 gallons of biofuel annually.”

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ABOUT INTERNATIONAL ENERGY INC.

International Energy, Inc. (Symbol: IENI) is developing leading edge technologies for the production of biofuels derived directly from the photosynthesis of green microalgae, which can accumulate up to 30% of their biomass in the form of valuable biofuels.

As a result of current high oil prices, depleting fossil oil reserves and growing concerns about increased levels of atmospheric carbon dioxide, algae have emerged as one of the most promising sources for biofuel production.

Our technology seeks to convert water (H2O) and carbon dioxide (CO2) into useful long-chain liquid hydrocarbons from the photosynthesis of proprietary unicellular microalgae, which offer advantages in the production, storage and utilization of renewable biofuels, as they can be harvested easily, stored in liquid form and do not require special containment systems.

The process of industrial scale algae growth in photo-bioreactors is non-toxic and non-polluting, can be scaled-up, offers a renewable energy supply, and aids in carbon sequestration and the mitigation of climate change.

In contrast to biofuels from food crops or cellulosic materials, certain algae produce and accumulate oil naturally and can in the process clean up waste by absorbing and utilizing nitrogen oxides and carbon dioxide. Additionally, raw algae can be processed to make biofuel, the renewable equivalent of petroleum, and refined to make gasoline, diesel, jet fuel, and chemical feedstocks for plastics and drugs.

For additional information regarding International Energy Inc., please call 1-800-676-1006 to speak with a shareholder representative.

Disclaimer

Certain statements set forth in this press release relate to management's future plans, objectives and expectations. Such statements are forward-looking within the meanings of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this press release, including, without limitation, statements regarding the Company's future financial position, potential resources, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "project," "estimate," "anticipate," "believe," or "continue" or the negative thereof or similar terminology. Although any forward-looking statements contained in this press release are to the knowledge or in the judgment of the officers and directors of the Company, believed to be reasonable, there can be no assurances that any of these expectations will prove correct or that any of the actions that are planned will be taken. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual performance and financial results in future periods to differ materially from any projection, estimate or forecasted result. Some of the key factors that may cause actual results to vary from those the Company expects include inherent uncertainties in interpreting engineering and reserve or production data; operating hazards; delays or cancellations of drilling operations because of weather and other natural and economic forces; fluctuations in oil and natural gas prices in response to changes in supply; competition from other companies with greater resources; environmental and other government regulations; defects in title to properties; increases in the Company's cost of borrowing or inability or unavailability of capital resources to fund capital expenditures; and other risks described the Company's most recent Form 10QSB and Form 10-KSB filed with the Securities and Exchange Commission, our quarterly reports on Form 10-QSB and other current reports filed from time-to-time with the Securities and Exchange Commission.